------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires: December 31, 2001
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
ETC Asset Management, L.L.C.                      Environmental Tectonics Corporation (ETC)      to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
50 Midtown Park East                              Person, if an entity          03/02           ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
Mobile            Alabama           36606          63-1280098                Date of Original
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                    Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                  X Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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Common Stock                    3/4/2002      P             1,000   A        6.45             63,500           I        By T. Todd
                                                                                                                     Martin, III (1)
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Common Stock                    3/5/2002      P             1,000   A        6.50             63,500           I        By T. Todd
                                                                                                                     Martin, III (1)

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Common Stock                                                                                 500,000           D

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Common Stock                                                                                  26,900           I        By Allied
                                                                                                                      Williams Co,
                                                                                                                         Inc. (2)
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Common Stock                                                                                  14,300           I        By T. Todd
                                                                                                                     Martin, III and
                                                                                                                          spouse
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Common Stock                                                                                   7,000           I       By trusts (3)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
ETC Stock Purchase Warrant     $0.50    12/28/2001                          12/29/2001  3/27/2004 Common  332,820        $0.50
                                                                                                   Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------
 332,820                         D
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:  (1) Mr. Martin is the manager of the reporting person

                           (2) Mr. Martin is an officer and director of Allied
                               Williams Co., Inc.

                           (3) Mr. Martin is the trustee of the trusts

                                                                                          /s/ T. Todd Martin, III          3/7/2002
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. -----------------------------   ----------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               **Signature of Reporting Person    Date


Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                                  Attachment 1



Reporting Person:                 ETC Asset Management, L.L.C.
                                  50 Midtown Park East
                                  Mobile, AL   36606
Date of Events Requiring
Statement:                        March 4, 2002
Issuer Name & Ticker Symbol:      Environmental Tectonics Corporation (ETC)


                                  ALLIED WILLIAMS COMPANIES, INC.
                                  (F/K/A ALLIED BRUCE TERMINIX COMPANIES, INC.) 50 Midtown Park East
                                  Mobile, AL 36606


March 7, 2002                     By: /s/ T. Todd Martin, III
---------------                      -----------------------------------
Date                              T. Todd Martin, III
                                  As Its Vice President



                                  T. TODD MARTIN, III
                                  (AN INDIVIDUAL)


March 7, 2002                     By: /s/ T. Todd Martin, III
---------------                      -----------------------------------
Date                              T. Todd Martin, III
                                  50 Midtown Park East
                                  Mobile, AL  36606




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